United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 COTHERIX, INC.
                                 --------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   22163T103
                                   ---------
                                 (CUSIP Number)


                                October 20, 2004
             -----------------------------------------------------
             (Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  22163T103                                          Page 2 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners II, Inc.
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3) SEC Use Only

--------------------------------------------------------------------------------
  (4) Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      3,726,463
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 3,726,463

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         3,726,463         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         18.82%            Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  22163T103                                          Page 3 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners III, Inc.
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3) SEC Use Only

--------------------------------------------------------------------------------
  (4) Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      3,726,463
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 3,726,463

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         3,726,463         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         18.82%            Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22163T103                                           Page 4 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta California Partners III,  L. P.
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3) SEC Use Only

--------------------------------------------------------------------------------
  (4) Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      3,726,463
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 3,726,463

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         3,726,463         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         18.82%            Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP No. 22163T103                                           Page 5 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta California Management Partners III, LLC
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3) SEC Use Only

--------------------------------------------------------------------------------
  (4) Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      3,726,463
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 3,726,463

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         3,726,463         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         18.82%            Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No. 22163T103                                           Page 6 of 27 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero Partners III, LLC
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3) SEC Use Only

--------------------------------------------------------------------------------
  (4) Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      3,726,463
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 3,726,463

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         3,726,463           Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         18.82%              Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No. 22163T103                                           Page 7 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Partners III, L. P.
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      3,726,463
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 3,726,463

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         3,726,463         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         18.82%            Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
--------------------------------------------------------------------------------

CUSIP No. 22163T103                                           Page 8 of 27 Pages

--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Management III, LLC
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      3,726,463
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 3,726,463

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         3,726,463         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         18.82%            Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No. 22163T103                                           Page 9 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta BioPharma Partners III GmbH & Co. Beteiligungs KG
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Germany
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      3,726,463
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 3,726,463

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         3,726,463             Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         18.82%                Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No. 22163T103                                          Page 10 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero BioPharma Partners III, LLC
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      3,726,463
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 3,726,463

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         3,726,463          Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         18.82%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
--------------------------------------------------------------------------------

CUSIP No. 22163T103                                          Page 11 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3) SEC Use Only

--------------------------------------------------------------------------------
  (4) Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      1,363,200
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 1,363,200

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,363,200         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.78%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22163T103                                          Page 12 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Alix Marduel
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      1,363,200
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 1,363,200

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,363,200         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.78%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22163T103                                          Page 13 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Farah Champsi
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      1,363,200
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 1,363,200

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,363,200         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.78%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22163T103                                          Page 14 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Edward Penhoet
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      1,363,200
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 1,363,200

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,363,200         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.78%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22163T103                                          Page 15 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Edward Hurwitz
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      1,363,200
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 1,363,200

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         1,363,200         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         6.78%             Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22163T103                                          Page 16 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

  (3)    SEC Use Only


  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      2,363,263
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 2,363,263

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,363,263         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         12.03%            Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22163T103                                          Page 17 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X
--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power       -0-
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      2,363,263
Person With
                                        (7)   Sole Dispositive Power  -0-

                                        (8)   Shared Dispositive Power 2,363,263

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,363,263         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         12.03%            Please see Attachment A
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 22163T103                                          Page 18 of 27 Pages


--------------------------------------------------------------------------------
  (1) Names of Reporting Persons. SS or I.R.S. Identification Nos. of Above Persons

         Daniel Janney
--------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group            (a)
                                                                  (b)  X

--------------------------------------------------------------------------------
  (3)    SEC Use Only

--------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                             Please see Attachment A

Number Of Shares                        (5)   Sole Voting Power        45,450
Beneficially Owned
By Each Reporting                       (6)   Shared Voting Power      2,363,263
Person With
                                        (7)   Sole Dispositive Power   45,450

                                        (8)   Shared Dispositive Power 2,363,263

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

         2,408,713         Please see Attachment A
--------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

         12.26%            Please see Attachment A & Footnote 1
--------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


Footnote 1: Includes 2,301,036 shares of Common Stock beneficially owned by Alta California Partners III, L.P., 62,227 shares of Common Stock beneficially owned by Alta Embarcadero Partners III, LLC, and Stock Options for 45,450 shares of Common Stock.

Item 1.

(a) Name of Issuer: CoTherix, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

                  5000 Shoreline Court, Suite 101
                  South San Francisco, CA 94080

Item 2.

(a)      Name of Person Filing:

         Alta Partners II, Inc. ("APII")
         Alta Partners III, Inc. ("APIII")
         Alta California Partners III, L.P. ("ACPIII")
         Alta  California   Management   Partners  III,  LLC  ("ACMPIII")
         Alta Embarcadero  Partners III, LLC ("AEPIII")
         Alta BioPharma  Partners III, L.P.  ("ABPIII")
         Alta BioPharma  Management  III, LLC ("ABPMIII")
         Alta BioPharma Partners III GmbH & Co. Beteiligungs KG ("ABPIIIKG") Alta Embarcadero BioPharma Partners III, LLC ("AEBPIII")
         Jean Deleage ("JD")
         Garrett  Gruener  ("GG")
         Guy Nohra  ("GN")
         Daniel  Janney  ("DJ")
         Alix Marduel  ("AM")
         Farah  Champsi  ("FC")
         Edward  Penhoet  ("EP")
         Edward Hurwitz ("EH")

(b)      Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

(c)      Citizenship/Place of Organization:


         Entities:         APII    -        California
                           APIII            California
                           ACPIII   -       Delaware
                           ACMPIII          Delaware
                           AEPIII           California
                           ABPIII           Delaware
                           ABPMIII          Delaware
                           ABPIIIKG         Germany
                           AEBPIII          California


         Individuals:      JD               United States
                           GG               United States
                           DJ               United States
                           GN               United States

                           AM               United States
                           FC               United States
                           EP               United States
                           EH               United States


(d)      Title of Class of Securities: Common Stock

(e)      CUSIP Number: 22163T103

Item 3.  Not applicable.

Item 4         Ownership.

                             Please see Attachment A

------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
                             APII        APIII       ACPIII      ACMPIII       AEPIII       ABPIII       ABPMIII     ABPIIIKG
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
(a)     Beneficial         3,726,463   3,726,463    3,726,463   3,726,463    3,726,463     3,726,463    3,726,463   3,726,463
        Ownership
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
(b)     Percentage of       18.82%       18.82%      18.82%       18.82%       18.82%       18.82%       18.82%       18.82%
        Class
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
(c)     Sole Voting           -0-         -0-          -0-         -0-          -0-           -0-          -0-         -0-
        Power
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
        Shared Voting      3,726,463   3,726,463    3,726,463   3,726,463    3,726,463     3,726,463    3,726,463   3,726,463
        Power
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
        Sole                  -0-         -0-          -0-         -0-          -0-           -0-          -0-         -0-
        Dispositive
        Power
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
        Shared             3,726,463   3,726,463    3,726,463   3,726,463    3,726,463     3,726,463    3,726,463   3,726,463
        Dispositive
        Power
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------

------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
                            AEBPIII        JD          AM           FC           EP           EH           GG           DJ
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
(a)     Beneficial         3,726,463   1,363,200    1,363,200   1,363,200    1,363,200     1,363,200    2,363,263   2,408,713
        Ownership
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
(b)     Percentage of       18.82%       6.78%        6.78%       6.78%        6.78%         6.78%       12.03%       12.26%
        Class
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
(c)     Sole Voting           -0-         -0-          -0-         -0-          -0-           -0-          -0-        45,450
        Power
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
        Shared Voting      3,726,463   1,363,200    1,363,200   1,363,200    1,363,200     1,363,200    2,363,263   2,363,263
        Power
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
        Sole                  -0-         -0-          -0-         -0-          -0-           -0-          -0-        45,450
        Dispositive
        Power
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
        Shared             3,726,463   1,363,200    1,363,200   1,363,200    1,363,200     1,363,200    2,363,263   2,363,263
        Dispositive
        Power
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------

------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
                              GN
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
(a)     Beneficial
        Ownership           2,363,263
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
(b)     Percentage of
         Class               12.03%
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
(c)     Sole Voting
        Power                 -0-
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
        Shared Voting      2,363,263
        Power
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
        Sole
        Dispositive
        Power                  -0-
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------
        Shared
        Dispositive
        Power              2,363,263
------- ----------------- ------------ ----------- ------------ ----------- ------------- ------------ ------------ -----------


Item 5.        Ownership of Five Percent or Less of a Class

See Item 4

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    January 20, 2005

ALTA PARTNERS II, INC.                         ALTA CALIFORNIA PARTNERS III, L.P.

                                               By:  Alta California Management
                                                    Partners III, LLC


By:      /s/ Jean Deleage                      By:          /s/ Daniel Janney
   ---------------------------------              ----------------------------------
         Jean Deleage, President                   Daniel Janney, Managing Director


ALTA CALIFORNIA MANAGEMENT PARTNERS III, LLC       ALTA EMBARCADERO PARTNERS III, LLC



By:      /s/ Daniel Janney                         By:      /s/ Daniel Janney
   -----------------------------------------          --------------------------------
         Daniel Janney, Managing Director                   Daniel Janney, Manager




         /s/ Garrett Gruener                                /s/ Guy Nohra
--------------------------------------------          ------------------------
         Garrett Gruener                                    Guy Nohra


         /s/ Daniel Janney
--------------------------------------------
         Daniel Janney



ALTA  PARTNERS III, INC.

By:      /s/ Jean Deleage
   -------------------------------
         Jean Deleage, President


ALTA BIOPHARMA PARTNERS III, L.P.             ALTA BIOPHARMA MANAGEMENT III, LLC
                                              By: Alta BioPharma Management III, LLC


By:      /s/ Alix Marduel                     By:      /s/ Alix Marduel
   -------------------------------               -------------------------------
         Alix Marduel, Director                     Alix Marduel, Director


ALTA EMBARCADERO BIOPHARMA PARTNERS III, LLC      ALTA BIOPHARMA PARTNERS III GMBH &CO.
                                                  BETEILIGUNGS KG
                                                  By: Alta BioPharma Management III, LLC


By:      /s/ Alix Marduel                              /s/ Alix Marduel
   -------------------------------                -------------------------------
         Alix Marduel, Manager                      Alix Marduel, Director


         /s/ Jean Deleage                              /s/ Farah Champsi
----------------------------------                ----------------------------------
         Jean Deleage                                     Farah Champsi



         /s/ Alix Marduel                              /s/ Edward Hurwitz
----------------------------------                ----------------------------------
         Alix Marduel                                   Edward Hurwitz



         /s/ Edward Penhoet
----------------------------------
         Edward Penhoet

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    January 20, 2005


                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ALTA PARTNERS II, INC.                                  ALTA CALIFORNIA PARTNERS III, L.P.

                                                        By:  Alta California Management Partners III, LLC


By:      /s/ Jean Deleage                       By:      /s/ Daniel Janney
   ----------------------------------              ----------------------------------
         Jean Deleage, President                     Daniel Janney, Managing Director


ALTA CALIFORNIA MANAGEMENT PARTNERS III, LLC         ALTA EMBARCADERO PARTNERS III, LLC



By:      /s/ Daniel Janney                      By:      /s/ Daniel Janney
   ----------------------------------              ----------------------------------
         Daniel Janney, Managing Director            Daniel Janney, Manager




         /s/ Garrett Gruener                            /s/ Guy Nohra
   ----------------------------------              ----------------------------------
         Garrett Gruener                                Guy Nohra


         /s/ Daniel Janney
   ----------------------------------
         Daniel Janney


ALTA  PARTNERS III, INC.

By:      /s/ Jean Deleage
   ----------------------------------
         Jean Deleage, President


ALTA BIOPHARMA PARTNERS III, L.P.               ALTA BIOPHARMA MANAGEMENT III, LLC
By: Alta BioPharma Management III, LLC


By:      /s/ Alix Marduel                       By:      /s/ Alix Marduel
   ----------------------------------              ----------------------------------
         Alix Marduel, Director                         Alix Marduel, Director



ALTA EMBARCADERO BIOPHARMA PARTNERS III, LLC    ALTA BIOPHARMA PARTNERS III GMBH &CO.
                                                BETEILIGUNGS KG
                                                By: Alta BioPharma Management III, LLC


By:      /s/ Alix Marduel                                   /s/ Alix Marduel
   ----------------------------------              ----------------------------------
         Alix Marduel, Manager                            Alix Marduel, Director


         /s/ Jean Deleage                                   /s/ Farah Champsi
   ----------------------------------              ----------------------------------
         Jean Deleage                                        Farah Champsi




         /s/ Alix Marduel                                   /s/ Edward Hurwitz
   ----------------------------------              ----------------------------------
         Alix Marduel                                       Edward Hurwitz



         /s/ Edward Penhoet
   ----------------------------------
         Edward Penhoet

                                  Attachment A


Alta Partners II, Inc. provides investment advisory services to several venture capital funds including Alta California Partners III, L.P. and Alta Embarcadero Partners III, LLC. At the Issuer's IPO on 10/15/04, Alta California Partners III, L.P. purchased 358,426 shares of Common Stock. As a result of IPO and the stock purchase, Alta California Partners III, L.P. now beneficially owns 2,301,036 shares of Common Stock. Alta Embarcadero Partners III, LLC beneficially owns 62,227 shares Common Stock. The managing directors of Alta California Partners III, L.P. and managers of Alta Embarcadero Partners III, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners II, Inc. are managing directors of Alta California Management Partners III, LLC (which is the general partner of Alta California Partners III, L.P.), and managers of Alta Embarcadero Partners III, LLC. As managing directors and managers of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by the funds. The principals of Alta Partners II, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Daniel Janney, Director, is a managing director of Alta California Management Partners III, LLC (which is the general partner of Alta California Partners III, L.P.) and a manager of Alta Embarcadero Partners III, LLC. Thus he currently shares voting and dispositive powers over the 2,301,036 shares of Common Stock beneficially owned by Alta California Partners III, L.P. and the 62,227 shares of Common Stock beneficially owned by Alta Embarcadero Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein. Mr. Janney owns stock options to purchase 45,450 shares of Common Stock; of which 18,180 shares of Common Stock granted on 1/6/04, that vests quarterly over 3 years of service with an expiration date of 1/5/2014; 6,060 shares of Common Stock granted on 1/6/04 that vests quarterly over 1 year of service with an expiration date of 1/5/2014; 15,150 shares of Common Stock granted on 1/16/04 that vests quarterly over 3 years of service with an expiration date of 1/16/2014 and 6,060 shares of Common Stock granted on 1/3/05 that vest quarterly over 1 year of service with an expiration date of 1/2/2014.

Mr. Guy Nohra is a managing director of Alta California Management Partners III, LLC (which is the general partner of Alta California Partners III, L.P.) and a manager of Alta Embarcadero Partners III, LLC. Thus he currently shares voting and dispositive powers over the 2,301,036 shares of Common Stock beneficially owned by Alta California Partners III, L.P. and the 62,227 shares of Common Stock beneficially owned by Alta Embarcadero Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein

Mr. Garrett Gruener is a managing director of Alta California Management Partners III, LLC (which is the general partner of Alta California Partners III, L.P.) and a manager of Alta Embarcadero Partners III, LLC. Thus he currently shares voting and dispositive powers over the 2,301,036 shares of Common Stock beneficially owned by Alta California Partners III, L.P. and the 62,227 shares of Common Stock beneficially owned by Alta Embarcadero Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Alta Partners III, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners III, L.P., Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and Alta Embarcadero BioPharma Partners III, LLC. Alta BioPharma Partners III, L.P. beneficially owns 1,248,583 shares of Common Stock, Alta BioPharma Partners GmbH & Co. Beteiligungs KG beneficially owns 83,851 shares of Common Stock and Alta Embarcadero BioPharma Partners III, LLC beneficially owns 30,766 shares Common Stock. The managing directors of Alta BioPharma Partners III, L.P. and Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the managers of Alta Embarcadero BioPharma Partners III, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners III, Inc. are directors of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P.) and Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and managers of Alta Embarcadero BioPharma Partners III, LLC. As directors and managers of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by the funds. The principals of Alta Partners III, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Jean Deleage is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P.) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus he currently shares voting and dispositive powers over the 1,248,583 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 83,851 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and the 30,766 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Ms. Farah Champsi is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P.) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus she currently shares voting and dispositive powers over the 1,248,583 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 83,851 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and the 30,766 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Dr. Alix Marduel is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P.) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus she currently shares voting and dispositive powers over the 1,248,583 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 83,851 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and the 30,766 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Edward Hurwitz is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P.) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus he currently shares voting and dispositive powers over the 1,248,583 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 83,851 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and the 30,766 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Edward Penhoet is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P.) and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus he currently shares voting and dispositive powers over the 1,248,583 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 83,851 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and the 30,766 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Alta Partners II, Inc. and Alta Partners III, Inc. are venture capital firms that share an office in San Francisco. Alta Partners II, Inc. is a California Corporation. Alta California Partners III, L.P. is a Delaware Limited Partnership, Alta California Management Partners III, LLC is a Delaware Limited Liability Company and Alta Embarcadero Partners III, LLC is a California Limited Liability Company. Alta Partners III, Inc. is a California Corporation. Alta BioPharma Partners II, L.P. is a Delaware Limited Partnership, Alta BioPharma Management III, LLC is a Delaware Limited Liability Company, Alta BioPharma Partners III GmbH & Co. Beteiligungs KG is a German Limited Partnership and Alta Embarcadero BioPharma Partners III, LLC is a California Limited Liability Company.